PERKIN ELMER                            NEWS RELEASE

Contact:  Investors:                         The Perkin-Elmer Corporation
          Edward Bloch                       761 Main Avenue
          203.761.5248                       Norwalk, Connecticut  06859-0310
                                             (203) 762-1000
          Media:
          Merle Spiegel
          203.761.5292
                                          For Immediate Release

PERKIN-ELMER AGREES TO SELL ITS ANALYTICAL INSTRUMENTS DIVISION
               TO EG&G, INC. FOR $425 MILLION

NORWALK, CT, March 8, 1999 - Perkin-Elmer (NYSE:PKN) announced today that it has entered into a definitive agreement to sell its Analytical Instruments Division to EG&G, Inc. (NYSE:EGG) for $425 million. The consideration to be received by the Company will include $275 million in cash and $150 million in EG&G debt, bearing a 5 percent coupon and having a one-year maturity. Perkin-Elmer had earlier announced its decision to sell Analytical Instruments in order to concentrate on enhancing its position as the leading supplier of products, services, and information in the life sciences. Consistent with this strategic focus, the Company announced that it intends to change its name to PE Corporation and will transfer rights to the "Perkin-Elmer" brand name to EG&G.

Subject to limited exceptions, the agreement calls for both the assets and operating liabilities of the Analytical Instruments Division to be transferred to EG&G. Certain pension and other long-term liabilities will be assumed by EG&G, and PE will retain its Connecticut real estate - some of which will be leased to EG&G for Analytical Instrument operations. The Company will also retain PE Nelson, the information management unit of Analytical Instruments, as part of the PE Biosystems Group. Adjusting for PE Nelson, annual revenues of the Analytical Instruments Division were approximately $569 million in calendar year 1998.

Both companies' Boards of Directors have approved the transaction, which is not subject to conditions related to financing. Its completion is subject to regulatory approval and other normal closing conditions.

"We set out three years ago to transform the Company into the preeminent supplier of genetic products, services and information to emerging life sciences markets such as molecular medicine, agriculture, and forensics," reflected Tony L. White, Perkin-Elmer's chairman, president and chief executive officer. "The sale of Analytical Instruments marks a significant milestone in that transformation. We have now redefined the Company and are prepared to move even more quickly to reshape the landscape in genetics-based life sciences markets. Our goal is to accelerate the shift of genetic analysis from academia to more robust commercial applications and, by doing so, expand our opportunities for profitable growth."

                             -more-

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Following the sale of Analytical Instruments, PE Corporation will be comprised of two operating divisions, both focused on the life sciences market. PE Biosystems, with revenues that are expected to exceed $1 billion this year, supplies instrument systems, reagents, software, and related services to the life science industry and research community. Celera Genomics, formed in 1998, intends to become the definitive source of genomic and related medical information.

Headquartered in Connecticut, Perkin-Elmer had revenues of more than $1.5 billion in fiscal 1998 and employs more than 7,000 people worldwide, 3,100 of them in the Analytical Instruments Division. Information about Perkin-Elmer is available on the World Wide Web at http://www.perkin-elmer.com or by phoning
(800) 762-6923.

EG&G, Inc. is a global technology company that provides products and systems to medical, telecom, aerospace, semiconductor, photographic, and other industries. It delivers skilled support services to government and other industrial customers. Based in Wellesley, Massachusetts, EG&G has annual sales of approximately $1.4 billion and more than 13,000 employees worldwide.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Perkin-Elmer's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Perkin-Elmer notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Perkin-Elmer's businesses include but are not limited to (1) dependence on new products; (2) sales dependent on customers' capital spending policies and government-sponsored research; (3) claims for patent infringement; (4) significant overseas operations; (5) future growth strategy;
(6) Year 2000; (7) earthquakes; and (8) other factors that might be described from time to time in Perkin-Elmer's filings with the Securities and Exchange Commission.



PRC-5535
3/8/99